EXHIBIT 99.1

Contact:	Frank Perez
Chief Financial Officer
615-599-2274

TENNESSEE COMMERCE BANCORP RECEIVES PRELIMINARY
APPROVAL UNDER U.S. TREASURY DEPARTMENT
CAPITAL PURCHASE PROGRAM

FRANKLIN, Tenn. (November 25, 2008) – Tennessee Commerce Bancorp, Inc. (NASDAQ:TNCC) announced today that it has received preliminary approval from the U.S. Treasury Department to participate in its Capital Purchase Program (CPP), a voluntary initiative designed for U.S. financial institutions to build capital and increase the flow of credit to support the economy.

“We are pleased that Tennessee Commerce has received preliminary approval to participate in the Treasury Department’s Capital Purchase Program,” stated Mike Sapp, President of Tennessee Commerce Bancorp, Inc.  “We believe our participation will further enhance our ability to serve our customers and support Tennessee Commerce’s continued growth opportunities.”

Under the voluntary program, Tennessee Commerce will issue senior preferred shares in an amount up to 3% of its risk weighted assets, or approximately $30 million.  The preferred shares are subject to standard terms for participating banks, including a 5% dividend for each of the first five years of the investment, and 9% thereafter, unless Tennessee Commerce redeems the shares.  In conjunction with the senior preferred shares, Tennessee Commerce will also issue to the Treasury 10-year warrants to purchase common stock with an aggregate market value of 15% of the senior preferred stock investment.

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank.  The Bank provides a wide range of banking services and is primarily focused on business accounts.  Its corporate and banking offices are located in Franklin, Tennessee, and it has loan production offices in Birmingham, Alabama and Minneapolis.  Tennessee Commerce Bancorp's stock is traded on the NASDAQ Global Market under the symbol TNCC.  Additional information concerning Tennessee Commerce Bancorp can be accessed at www.tncommercebank.com.

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